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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  KINZAN, INC.

     Kinzan, Inc. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

     FIRST:    The name of the Corporation is Kinzan, Inc..

     SECOND:   The original Certificate of Incorporation was filed with the
Secretary of State of the State of Delaware on May 10, 2000.

     THIRD:    Article FOURTH of the Corporation's Certificate of
Incorporation, is hereby amended in its entirety to read as follows:

     "FOURTH:

          A. CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is eighty three million three hundred forty seven thousand eight hundred ninety five (83,347,895) shares. Seventy million (70,000,000) shares shall be Common Stock, par value $0.001 per share, and thirteen million three hundred forty seven thousand eight hundred ninety five (13,347,895) shares shall be Preferred Stock, par value $0.001 per share.

          B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of five million eight hundred forty seven thousand eight hundred ninety five (5,847,895) shares (the "Series A Preferred Stock"), the Series B Preferred Stock, which series shall consist of five million (5,000,000) shares (the "Series B Preferred Stock"), and the Series C Preferred Stock, which series shall consist of two million five hundred thousand (2,500,000) shares (the "Series C Preferred Stock"), are as set forth below in this Article FOURTH (B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Designation or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, PARI PASSU with (including, without limitation, inclusion in provisions with respect to


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liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A, Series B and Series C Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

               1.  DIVIDEND PROVISIONS.

                             Subject to the rights of any  series of
Preferred Stock that may from time to time come into existence, the holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of 8% of the Original Issue Price (as hereinafter defined) with respect to each such series per annum, payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least two-thirds of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding, voting together as a single class and on an as-converted basis.

               2.  LIQUIDATION PREFERENCE.

                            (a)    In the  event of any  liquidation,
dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.90 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $4.00 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") or $12.30 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), as the case may be, plus (ii) an amount equal to declared but unpaid dividends on each such share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the

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rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B and Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection.

     Upon the completion of the distribution required by subsection (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

     (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least two-thirds of the Series A, Series B and Series C Preferred Stock then outstanding, voting together as a single class and on an as-converted basis, shall determine otherwise), (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (B) a sale of all or substantially all of the assets of the Corporation.

                                            (ii) In any  of  such  events,
if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                                 (A)   Securities  not
subject  to  investment   letter  or other similar restrictions on free
marketability covered by (B) below:

                                                         (1) If traded on a
securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                                                         (2) If actively
traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                                         (3) If there is no
active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock.

                                                      (B)    The  method of
valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1),
(2) or (3) to reflect the approximate fair market value thereof, as


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mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                                          (iii)     In the  event the
requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

                                                     (A)    cause such
closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                                                     (B)    cancel such
transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B and Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

                                          (iv)       The Corporation shall
give each holder of record of Series A, Series B and Series C Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten
(10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                  3.  REDEMPTION

                           (a) At any time after April 1, 2005, but within
ninety (90) days after the receipt by the Corporation of a written request from the holders of not less than two-thirds of the then outstanding Series A, Series B and Series C Preferred Stock, voting together as a single class, that all or, if less than all, a specified percentage of such holders' shares of Series A, Series B and/or Series C Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as a "Redemption Date") the shares specified in such request by paying in cash therefor a sum per share equal to $0.90 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such share (the "Series A Redemption Price"), a sum per share equal to $4.00 per share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such share (the "Series B Redemption


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Price") and a sum per share equal to $12.30 per share of Series C Preferred
Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all accrued but unpaid dividends on such share (the "Series C Redemption Price"). The number of shares of Series A, Series B and/or Series C Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing
(i) the aggregate number of shares of Series A, Series B and/or Series C Preferred Stock outstanding immediately prior to such Redemption Date that have been requested to be redeemed pursuant to this Section 3(a) by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Series A, Series B and/or Series C Preferred Stock effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series A, Series B and/or Series C Preferred Stock in proportion to the number of shares of Series A, Series B and/or Series C Preferred Stock proposed to be redeemed by such holders.

                           (b)   At  least  fifteen  (15)  but no more  than
thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A, Series B and/or Series C Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (3)(c), on or after each Redemption Date, each holder of Series A, Series B or Series C Preferred Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (c) From and after each Redemption Date, unless
there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A, Series B and Series C Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Series A, Series B or Series C Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A, Series B and/or Series C Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A, Series B and/or Series C Preferred Stock to be redeemed


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on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in accordance with Section 3(a) hereof. The shares of Series A, Series B and/or Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A, Series B and/or Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

                  4. CONVERSION. The holders of the Series A, Series B and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                              (a)    RIGHT TO  CONVERT.  Each  share  of
Series A, Series B and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the principal office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price with respect to each series by the Conversion Price applicable to such series, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price and the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price; provided, however, that the Conversion Prices for each of the Series A, Series B and Series C Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

                               (b)    AUTOMATIC  CONVERSION.  Each share of
Series A, Series B and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for each such series immediately upon the earlier of (i) the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which is not less than $15.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $20,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, voting as a separate class, and at least two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock.

                                (c)   MECHANICS OF  CONVERSION.  Before any
holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for


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shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such underwritten sale of securities.

                              (d)    CONVERSION  PRICE  ADJUSTMENTS OF
PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Prices of the Preferred Stock shall be subject to adjustment from time to time as follows:

                                (i) (A) If the  Corporation  shall  issue,
at any time after the date upon which any shares of Series C Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the applicable Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock.

                                      (B)    No  adjustment  of the
Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and
(E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the


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Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                   (C)   In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                   (D)   In  the  case  of  the  issuance  of
the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                                   (E)   In the case of the issuance (whether
before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                                              (1)  The  aggregate  maximum
number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                               (2) The aggregate maximum
number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any


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related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                                                           (3)  In  the
event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Conversion Price for each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                                           (4)  Upon  the
expiration   of  any  such  options  or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                                           (5) The number of
shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

                                          (ii) "Additional Stock" shall mean
any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by the Corporation after the Purchase Date other than:

                                                     (A)      shares  of
Common   Stock   issued   pursuant  to  a transaction described in subsection
4(d)(iii) hereof;

                                                     (B)      up to 6,300,000
 shares of Common Stock issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;


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

                                                    (C)     shares of Common
Stock issued or issuable (i) in a bona fide, firmly underwritten public offering of shares of Common Stock before or in connection with which all outstanding shares of Preferred Stock are converted to Common Stock, or (ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

                                                     (D)    shares  of
Common  Stock  issued   pursuant  to  the conversion or exercise of
convertible or exercisable securities;

                                                     (E)    shares of Common
Stock issued in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; or

                                                     (F)    shares of Common
Stock issued or issuable upon exercise of warrants or other securities or rights to persons or entities with which the Company has business relationships, provided such issuances are for other than primarily equity financing purposes.

                                            (iii)   In the event the
Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

                                          (iv)       If the  number of shares
of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                                    (e)  OTHER  DISTRIBUTIONS.  In  the
event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options

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or rights not referred to in subsection 4(d)(iv), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                                    (f)  RECAPITALIZATIONS. If at any time or
from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this
Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                                    (g)  NO IMPAIRMENT.  The  Corporation
will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                   (h)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                          (i)      No  fractional  shares shall be issued
upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                          (ii)     Upon the  occurrence  of each  adjustment
or readjustment of the Conversion Price with respect to a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of a series of Preferred Stock, for which an adjustment is being made, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which


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

such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for each series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of each series of Preferred Stock.

                                    (i) NOTICES OF RECORD DATE.  In the event
of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                                    (j) RESERVATION OF STOCK ISSUABLE UPON
CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                                    (k) NOTICES. Any notice required by the
provisions of this Section 4 to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  5. VOTING RIGHTS; ELECTION OF DIRECTORS. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). With respect to the election of directors of the Corporation, (i) the holders of Common Stock, voting together as a single class, shall be entitled to elect three (3) directors, (ii) the holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect one (1) director, and (iii) the holders of Series B Preferred Stock, voting together as a single class, shall be entitled to elect two (2) directors. Any remaining directors shall be elected by the Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis.

                  6.  PROTECTIVE PROVISIONS.

                  Subject to the rights of series of Preferred Stock that may from time to time come into existence, so long as at least two hundred thousand (200,000) shares of Series B or Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series A, Series B and Series C Preferred Stock voting together as a single class:

                                          (i) sell,  convey,  or otherwise
dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

                                          (ii) alter  or  change   the
rights,   preferences   or privileges of the shares of Preferred Stock so as
to affect adversely the shares;

                                          (iii) authorize or issue, or
obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Preferred Stock with respect to dividends, liquidation, redemption or voting;

                                          (iv) increase or decrease the
authorized number of shares of Common Stock or Preferred Stock;

                                           (v) take any action which would
result in the redemption of any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services),

                                           (vi) amend or waive any provision
of this Certificate of Incorporation which relates to the Series A, Series B or Series C Preferred Stock;

                                           (vii) increase the authorized
size of the Board of Directors; or

                                           (viii) take any action which would
result in the payment or declaration of any dividend on any shares of Common or Preferred Stock.

                  7. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         C. COMMON STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article FOURTH(C).

              1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

              2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article III(B) hereof.

              3. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

        FOURTH:     The sole stockholder of the Corporation executed a
written consent adopting the above-stated proposed amendment in accordance with the provisions of Section 228(a) of the DGCL.

        FIFTH:     Said amendment was duly adopted in accordance with the
provisions of Section 242 of the DGCL.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 23rd day of May, 2000.

                                                KINZAN, INC.


                                                By: /s/ Jeffrey P. Higgins
                                                   --------------------------
                                                   Jeffrey P. Higgins
                                                   Vice President and General
                                                   Counsel






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